Exhibit 99.1

Click Commerce Press Release

CLICK COMMERCE TAKES ACTION TO
MAINTAIN NASDAQ LISTING

Company favorably settles lease obligation; reversal of prior charge expected

        CHICAGO, Sept. 17 /PRNewswire-FirstCall/—Click Commerce, Inc. (Nasdaq:CKCM-News), a leading provider of partner relationship management (PRM) software for the Global 2000, today announced that it has received a formal notice from the NASDAQ staff that the Company does not comply with the $10 million minimum stockholders' equity requirement for continued listing of the Company's common stock on the Nasdaq National Market. The Company previously submitted a request for continued listing, which was recently denied by the NASDAQ staff. The Company yesterday filed a formal appeal and requested a hearing on the issue with a NASDAQ Listing Qualifications Panel. The Company's common stock will continue to be listed on the Nasdaq National Market pending the resolution of the Company's appeal.

        The minimum stockholders' equity standard of Marketplace Rule 4450(a)(3) requires the Company to maintain a minimum of $10 million of stockholders' equity. As of June 20, 2003, the Company's stockholders' equity totaled approximately $8.2 million. The Company's stockholders equity dropped sharply in the second quarter largely as a result of the Special Dividend of $20.3 million paid on June 4, 2003 and a non-recurring restructuring charge of $3.9 million recorded in the second quarter of 2003.

        The Company also announced that it has terminated a lease on certain excess office space that was a significant part of the Company's second quarter restructuring charge. Under the settlement, the Company paid $900,000 in cash to terminate its remaining lease obligations of approximately $1.9 million. The Company expects to record the reversal of the difference (approximately $965,000) in the third quarter.

        "We believe that the drop in our stockholders' equity in the second quarter is temporary," said Michael Nelson, the Company's CFO. "We are committed to maintaining our listing on the Nasdaq National Market and are planning to take the necessary steps to demonstrate to the NASDAQ Listing Qualifications Panel that we can comply with all listing requirements in the near future. We have already made significant progress towards compliance, particularly with the recent lease termination. We will also consider other appropriate alternatives, including the possible sale of equity in the Company, to maintain our Nasdaq National Market listing."

About Click Commerce, Inc.

        Click Commerce (Nasdaq:CKCM-News) provides the Allegis eBusiness Suite, a configurable software solution that enables global corporations to gain competitive advantage through improved relationships and operational efficiencies within their distribution channels through online commerce, channel management, and partner relationship management. Corporations such as Microsoft, Delphi, Black & Decker, York, Delphi, Emerson, Samsung, BellSouth, Kawasaki, FedEx, Tellabs, and Volvo have transformed their channel relationships using the Click Commerce software. Founded in 1996, Click Commerce leverages more than seven years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. The company's software is used by corporations in more than 70 countries and 15 languages. More information can be found at www.clickcommerce.com

Forward-Looking Statement

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company's future prospects are "forward looking statements" under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as "expect, anticipate, intend, believe, hope, assume, estimate" and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce's Partner Relationship Management solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce's target customers, changes in technology, deployment delays or errors associated with the company's products and the company's ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce's business, see "Risk Factors" in Click Commerce's annual report on Form 10-K for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

        Click Commerce is a trademark of Click Commerce, Inc. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.